Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-194071 and 333-111744 on Form S-8 of our report dated August 29, 2017, relating to the consolidated financial statements and financial statement schedule of Kimball International, Inc. and subsidiaries, and the effectiveness of Kimball International, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kimball International, Inc. for the year ended June 30, 2017.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Indianapolis, Indiana
August 29, 2017